Exhibit 10.1

JOHN DEERE PERFORMANCE STOCK UNITS
TERMS AND CONDITIONS
GRANTED [___________] (“Grant Date”)

Deere & Company Performance Stock Units (“PSUs”) are granted pursuant to the John Deere 2020 Equity and Incentive Plan (“Plan”).  These terms and conditions (“Terms”) together with the Plan, contain the terms of your grant.  You should read these Terms carefully.  Any capitalized terms that are not otherwise defined in these Terms shall have the meaning assigned to them in the Plan.

PSUs are designed as long-term incentives to encourage ownership and focus on stockholder value.

PSUs are common stock equivalents and represent the right to receive an equivalent number of shares of Deere & Company (“Company”) common stock $1 par value per share (“Common Stock”) if and when certain vesting, performance, and retention requirements, as detailed below, are satisfied.

This award has been approved by the Deere & Company Board of Directors (the “Board”), as recommended by the Compensation Committee of the Board (“Committee”).  To the extent that the Board administers the PSUs, references in these Terms to the “Committee” shall be deemed to refer to the Board.

These Terms include certain restrictive covenants.  If you are a resident of Illinois, you have the right to consult an attorney regarding these Terms.  If you are a resident of Texas, you acknowledge that in consideration for your employment with the Company and its Subsidiaries, the financial and other benefits you received from that employment, including the PSUs, and/or access to confidential information and/or trade secrets, you are bound by certain restrictive covenant provisions as outlined in these Terms.

Your PSUs are subject to the following provisions:

(1)	Vesting.
A.	General. Subject to your acceptance of these Terms, your PSUs will vest on the Vesting Date (as defined in Exhibit A), subject to your continued employment with the Company and its Subsidiaries through the Vesting Date. The number of PSUs that vest, if any, will be determined based on the Company’s performance relative to the goals described in Exhibit A, as determined by the Committee after the Vesting Date.
B.	Qualified Termination. If your employment with the Company and its Subsidiaries terminates during the Performance Period, but after the completion of three full “Performance Years”, due to “Retirement”, termination by the Company and its Subsidiaries without “Cause”, or your resignation for “Good Reason” (as such terms are defined in Section X of Exhibit A) (any such termination, a “Qualified Termination”), then, subject to sections (6) and (7) below, you shall be eligible to vest in a prorated portion of the PSUs, as described in Exhibit A. If such termination of employment is prior to completion of three full Performance Years, all PSUs held by you shall be automatically forfeited upon such termination of employment.
C.	Disability or Death. If your employment with the Company and its Subsidiaries terminates during the Performance Period due to Disability (as defined in Section X of Exhibit A) or death, then, subject to sections (6) and (7) below, you shall be eligible to vest in a prorated portion of the PSUs, as described in Exhibit A.
D.	Other Terminations. Except as provided in sections (1)B and (1)C, and subject to section (6) below, if your employment with the Company and its Subsidiaries terminates during the Performance Period, all PSUs held by you at that time shall be automatically forfeited.
E.	Suspension of employment; Leave of Absence. In addition, pursuant to section 8.8 of the Plan, any unvested PSUs may be forfeited if you incur a suspension of employment or you are placed on a leave of absence, in either case subject to applicable law.
F.	Committee Discretion. Notwithstanding the foregoing, the Committee may, in its sole discretion, waive any automatic forfeiture provisions or apply new restrictions to the PSUs; provided that there shall be no acceleration of payment of PSUs that would result in the imposition on any person of additional taxes, penalties or interest under Section 409A of the Code or by regulations of the Secretary of the United States Treasury.

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(2)	Conversion to Common Stock.
A.	Within 60 days following the Vesting Date, you will receive a number of shares of Common Stock equal to the number of your vested PSUs as determined in accordance with Exhibit A (net of any shares of Common Stock withheld or sold on your behalf for Withholding Taxes (as defined below)), and the PSUs will terminate. If you have not met your stock ownership guideline requirements at the time of the conversion, you are required to continue to hold the shares of Common Stock received upon conversion of your vested PSUs (net of any shares of Common Stock withheld or sold on your behalf for Withholding Taxes) until your stock ownership guidelines are met.
B.	The Company will not be required to convert any PSUs to shares of Common Stock upon vesting until the requirements of any federal, state, or foreign securities laws, rules, or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(3)	Non-Transferability. You may not voluntarily or involuntarily sell, transfer, gift, pledge, assign or otherwise alienate the PSUs or any rights under these Terms, including but not limited to transfers related to estate planning, dissolution of marriage, collection, execution, attachment, and any other voluntary or involuntary transfer. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the foregoing, you may, as described in section (16), designate a beneficiary or beneficiaries to exercise your rights and receive any shares of Common Stock issued or any cash paid with respect to the PSUs upon your death.
(4)	No Stockholder Rights. You will not have any rights of a stockholder with respect to the shares of Common Stock issuable under the PSUs, including, but not limited to, voting rights, until the PSUs are converted and you become the record holder of those shares following their issuance after the satisfaction of the Withholding Taxes.
(5)	Dividend Equivalents. You will not receive cash dividends on the PSUs, but instead shall, with respect to each PSU, be credited with an amount equal to the cash dividend determined on each cash dividend payment date with respect to the shares of Common Stock with a record date occurring at any time following the Grant Date but prior to the issuance of shares of Common Stock with respect thereto in accordance with section (2). Such amount shall be equal to the dividend that would have been paid on the share of Common Stock issuable with respect to each PSU had such share been issued and outstanding and entitled to the dividend (“Dividend Equivalents”). Dividend Equivalents shall be accrued and paid in cash at the time the vested PSUs to which they relate are converted to Common Stock. If any PSUs are forfeited, the corresponding cash Dividend Equivalents will also be forfeited.
(6)	Change of Control Events. Unless the Committee determines otherwise prior to a Change of Control, in the event of a Change of Control, the vesting or forfeiture of the outstanding PSUs will be as set forth in Exhibit A. For purposes of these Terms, a “Change of Control” shall have the meaning provided in Section 7.1(b) of the Plan; provided that the distribution of shares of Common Stock on account of a Vesting Date that is a Change of Control or that is a separation from service upon or within 24 months following a Change of Control shall only be made upon the Change of Control or separation from service, as applicable, if the Change of Control is a “change in control event” within the meaning of Section 409A of the Code. If the Change of Control is not a “change in control event” within the meaning of Section 409A of the Code, payment will be made on the date on which payment would have been made absent the Change of Control.
(7)	Special Forfeiture Provisions.
A.	In the event that your employment terminates due to a Qualified Termination, Disability or death, your right to vesting of your outstanding PSUs, if any, shall be subject to the Restrictive Covenants set forth in Attachment A. If it is determined that you have breached the Restrictive Covenants in Attachment A, whether before or after such termination of employment, your outstanding PSUs shall be automatically forfeited. Any determination by the Committee that you breached such Restrictive Covenants shall be final, binding and conclusive.
B.	By accepting these Terms, you agree that the PSUs are subject to and conditioned on the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, the Company’s Executive Incentive Compensation Recoupment

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Policy, the Incentive Compensation Recovery Policy, or any successor or similar policy), whether approved before or after the Grant Date (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, the PSUs are subject to offset in the event that you have an outstanding clawback, recoupment or forfeiture obligation to the Company or any Subsidiary under the terms of any applicable Clawback Policy. No PSUs (nor any portion thereof) shall be earned until you have met all the conditions of these Terms, and any clawback, recoupment or forfeiture provisions of any applicable Clawback Policy have been applied.
(8)	Withholding Taxes. The Company (or applicable Subsidiary) will take such actions as it deems appropriate to ensure that all applicable income taxes, employment taxes, social insurance, national insurance and other contributions, levies, payroll taxes, social security, payment on account obligations or other amounts (“Taxes”) required to be collected, withheld or accounted for in connection with the vesting and/or issuance of shares of Common Stock (or other amounts or property) pursuant to the PSUs (“Withholding Taxes”) are withheld or collected from you. As a default method, and unless the Committee determines otherwise, upon conversion of the PSUs to Common Stock, whole shares of Common Stock to be issued upon such conversion will be withheld and their value will be applied to the satisfaction of the Withholding Taxes.
(9)	Expenses. Commissions, fees, and other expenses connected with the sale of shares of Common Stock following conversion of the PSUs are payable by you. No commissions or fees are charged for holding the PSUs and shares of Common Stock in the Fidelity brokerage account.
(10)	Procedures. PSUs are currently held and administered through Fidelity. Information regarding your PSU holdings is available via the Internet at ______________________ or by calling ____________ in the U.S. Toll-free codes for calling from outside the U.S. can be accessed via the Internet at ____________.
(11)	No Employment Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall the Plan or these Terms affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time, subject to applicable law and the terms of any employment agreement between you and the Company or a Subsidiary. Nothing herein creates an employment agreement or becomes part of remuneration for purposes of determining other benefits. Receipt of this award does not entitle you to any future awards or other considerations even if the Committee decides to continue making such awards to other employees.
(12)	Severability. If all or any part of these Terms or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of these Terms or the Plan not declared to be unlawful or invalid. Any part of these Terms so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid. To the extent a court of competent jurisdiction determines that the Restrictive Covenants set forth in Attachment A are overly broad in duration or scope, the parties expressly agree that the court may modify the Restrictive Covenants so as to comply with applicable law.
(13)	Successors and Assigns. The grant of PSUs evidenced by these Terms shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
(14)	Amendment. These Terms may be amended only by a writing executed by the Company and you that specifically states that it is amending these Terms. Notwithstanding the foregoing, these Terms may be amended solely by the Committee by a writing which specifically states that it is amending these Terms, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Notwithstanding the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the PSUs or these Terms in any way it may deem necessary or advisable (A) to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, (B) to ensure that you are not required to recognize taxable income with respect to your PSUs prior to the time that they are converted into shares of Common Stock and are not subject to any additional taxes, penalties, or interest under Section 409A of the Code or (C) to exercise the Committee’s discretion to eliminate or decrease the amount of the award as permitted by the Plan.

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(15)	Conformity with Plan. These PSUs were granted pursuant to Article III of the Plan and are subject to the provisions of the Plan. Any inconsistencies between these Terms and the Plan shall be resolved in accordance with the provisions of the Plan. By accepting the award, you agree to be bound by all the terms of the Plan and these Terms. The prospectus for the Plan is available at ____________. A paper copy of the prospectus is also available upon request from the Deere & Company Global Compensation, One John Deere Place, Moline, Illinois, 61265-8098 or by contacting the Executive Compensation department at ____________ @JohnDeere.com. The latest Deere & Company Annual Report and Proxy Statement are available electronically at http://www.deere.com/stock or in hard copy upon request from the Deere & Company Investor Relations.
(16)	Beneficiary. You may at any time name or change the beneficiary or beneficiaries to whom unpaid amounts under the Plan will be paid in the case of your death (to the extent the beneficiary designation is valid under applicable law). Beneficiary designations can be made at ____________.

Your beneficiary designations for the Plan will remain in effect until changed by you and will apply to this and all future grants under the Plan. Please note that any Beneficiary Designation Form you made under the John Deere Omnibus Equity and Incentive Plan will not apply to benefits under the Plan.

(17)	Section 409A. This grant of PSUs is intended to be exempt from or comply with the applicable requirements of Section 409A of the Code and shall be administered in accordance with Section 409A of the Code. Notwithstanding anything in these Terms to the contrary, if the PSUs constitute “deferred compensation” under Section 409A of the Code and the PSUs are converted to shares of Common Stock upon your separation from service, payment with respect to the PSUs shall be delayed for a period of six months after your separation from service if you are a “specified employee” as defined under Section 409A of the Code (as determined by the Committee), if required pursuant to Section 409A of the Code. If payment is delayed, the shares of Common Stock shall be distributed within 30 days of the date that is the six-month anniversary of your termination of employment. If you die during the six-month delay, such shares shall be distributed in accordance with your will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this grant of PSUs may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A of the Code. To the extent that any provision of these Terms would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the PSUs to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under these Terms shall be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment.
(18)	Electronic Delivery. The Company may deliver any documents related to the PSUs, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but are not limited to, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company. You hereby acknowledge that you have read this provision and consent to the electronic delivery of the documents. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company in writing or by telephone. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.
(19)	Additional Terms for German Participants. Notwithstanding anything to the contrary herein, if you reside and/or work outside in Germany, you shall be subject to the Additional Terms and Conditions for German Participants attached hereto as Addendum A. The Additional Terms and Conditions for German Participants constitutes part of these Terms and are incorporated herein by reference.
(20)	Grant Acceptance. YOU ACKNOWLEDGE THAT YOU HAVE BEEN PROVIDED AT LEAST 14 DAYS TO REVIEW AND CONSIDER THESE TERMS. YOU MUST ACCEPT THESE TERMS BY DOING SO ON THE FIDELITY ADMINISTRATION WEBSITE (____________) PRIOR TO THE PSUS BEING CONVERTED TO SHARES OF COMMON STOCK. IF YOU DO NOT ACCEPT THE TERMS AS

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INSTRUCTED, THIS GRANT WILL AUTOMATICALLY, WITHOUT FURTHER ACTION BY THE COMPANY OR THE COMMITTEE, TERMINATE AND THE PSUS SHALL BE FORFEITED.

ACCEPTANCE OF THESE TERMS CONSTITUTES YOUR CONSENT TO ANY ACTION TAKEN UNDER THE PLAN AND THESE TERMS AND YOUR AGREEMENT TO BE BOUND BY THE COVENANTS AND AGREEMENTS CONTAINED IN ATTACHMENT A HERETO.  YOU SHOULD READ ATTACHMENT A CAREFULLY BEFORE DECIDING TO ACCEPT THE AWARD OF PSUS.  IF YOU DECIDE NOT TO ACCEPT THIS AWARD YOU WILL FORFEIT THE PSUS AND THE RESTRICTIVE COVENANTS SET FORTH IN ATTACHMENT A WILL NOT APPLY.  HOWEVER, YOU WILL CONTINUE TO BE SUBJECT TO ANY RESTRICTIVE COVENANTS WITH RESPECT TO PRIOR OR SUBSEQUENT EQUITY GRANTS AND ANY OTHER RESTRICTIVE COVENANT AGREEMENTS BETWEEN YOU AND THE COMPANY OR ANY SUBSIDIARY.  THERE WILL BE NO OTHER CONSEQUENCES AS A RESULT OF YOUR DECISION NOT TO ACCEPT THIS AWARD.

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ATTACHMENT A

Restrictive Covenants

(1)	You shall not, within the Restricted Territory, engage, either directly or indirectly, in the same or similar capacity as an advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise as you engaged in for the Company or any Subsidiary, in any business or activity which is, at the time, competitive with any business or activity conducted by the Company or any Subsidiary.
(2)	You shall be available, except in the event of your death or incapacity, at reasonable times for consultations (which shall not require substantial time or effort) at the request of management of the Company or any Subsidiary with respect to phases of the business with which you were actively connected during employment, but such consultations shall not (except if your place of active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity.

For purposes of this Attachment A, “Restricted Territory” means the county and contiguous counties around the office(s) of the Company or any Subsidiary where you primarily worked, where you had responsibility, or about which you received confidential, proprietary, or trade secret information.

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Exhibit A

This Exhibit A sets forth the performance goals for the PSUs, the required level of attainment of the performance goals and related payout, including the maximum number of shares of Common Stock that may be paid under the award of PSUs.

Performance Period:  November 3, 2025 – October 27, 2030 (unless earlier terminated in accordance with Section VII.A below)

Vesting Date:  The earliest of (i) October 27, 2030, (ii) except as provided in clause (iii) below, the last day of the Performance Year in which your termination of employment with the Company and its Subsidiaries on account of a Qualified Termination, Disability or death occurs, in accordance with Section VII.A, (iii) the date of your Qualified Change of Control Termination (as defined in Section X below), in accordance with Section VIII.B below, or your termination of employment with the Company and its Subsidiaries on account of a Qualified Termination (other than a Qualified Change of Control Termination), Disability or death, in accordance with Section VII.A, in each case upon or within 24 months following a Change of Control, or (iv) the date of the Change of Control, in accordance with Section VII.A(ii) or Section VIII.C, as applicable.

Performance Year:  Each of the five fiscal years in the Performance Period as set forth below:

●	2026 Performance Year: November 3, 2025 – November 1, 2026
●	2027 Performance Year: November 2, 2026 – October 31, 2027
●	2028 Performance Year: November 1, 2027 – October 29, 2028
●	2029 Performance Year: October 30, 2028 – October 28, 2029
●	2030 Performance Year: October 29, 2029 – October 27, 2030

I.	Performance Metric. The performance metric for each Performance Year during the Performance Period shall be the Shareholder Value Added, or “SVA” (as defined in Section X below), which measures the Company’s ability to generate earnings above its cost of capital for the Equipment Operations (as defined in Section X below).
II.	Determination of Actual Net Sales and Percent of Mid-Cycle. The Mid-Cycle Net Sales goals for each Performance Year are set forth in the table below. At the end of each Performance Year, the Committee will determine Actual Net Sales (as defined in Section X below) for such Performance Year. Actual Net Sales for the Performance Year will then be divided by Mid-Cycle Net Sales for such Performance Year to determine the “Percent of Mid-Cycle.”

Net Sales (in millions)

	2026 Performance Year	2027 Performance Year	2028 Performance Year	2029 Performance Year	2030 Performance Year
Mid-Cycle (100%)	$_______	$_______	$_______	$_______	$_______

III.	Determination of Cycle-Adjusted Target SVA. The Trough, Mid-Cycle and Peak SVA goals for each Performance Year are set forth in the table below. After the Percent of Mid-Cycle for each Performance Year is determined in accordance with Section II, the Percent of Mid-Cycle will be applied to the slope of the lines generated from Trough SVA to Mid-Cycle SVA and from the Mid-Cycle SVA to the Peak SVA for each Performance Year, as applicable, to determine the “Cycle-Adjusted Target SVA” for such Performance Year. If the Percent of Mid-Cycle is equal to or less than 100%, then the Cycle-Adjusted Target SVA for such Performance Year is: ((Percent of Mid-Cycle - 80%) / 20%) x (Mid-Cycle SVA – Trough SVA) + Trough SVA. If the Percent of Mid-Cycle is greater than 100%, then the applicable formula is: ((Percent of Mid-Cycle – 100%) / 20%) x (Peak SVA – Mid-Cycle SVA) + Mid-Cycle SVA. To the extent the Percent of Mid-Cycle is below Trough or above Peak, the slope of the line generated from Trough SVA to Mid-Cycle SVA will apply below Trough SVA, and the slope of the line generated from Mid-Cycle SVA to Peak SVA will apply above Peak SVA, to determine the Cycle-Adjusted Target SVA.

SVA (in millions)

	2026 Performance Year	2027 Performance Year	2028 Performance Year	2029 Performance Year	2030 Performance Year
Trough (~80%)	$_______	$_______	$_______	$_______	$_______
Mid-Cycle (100%)	$_______	$_______	$_______	$_______	$_______
Peak (~120%)	$_______	$_______	$_______	$_______	$_______

IV.	Performance Levels and Payout Percentages. The Threshold, Target and Maximum Performance Levels and Payout Percentages are set forth in the table below. One-fifth of the target number of PSUs granted to you under these Terms will be allocated to each of the five Performance Years during the Performance Period (“Annual Target Award”). Following the determination of Cycle-Adjusted Target SVA in accordance with Section III, the Performance Level and the Payout Percentage for the Performance Year will be determined, based on the actual SVA for the Performance Year. For each Performance Year during the Performance Period, the actual SVA for the Performance Year will be divided by Cycle-Adjusted Target SVA for such Performance Year to determine the Performance Level. The SVA Threshold Performance Level is 90% of the Cycle-Adjusted Target SVA and the SVA Maximum Performance Level is 125% of such Cycle-Adjusted Target SVA. The Payout Percentage for each Performance Year will range from 0% (for any Performance Level at or below Threshold) to 100% (for Target performance) of the Annual Target Award, and from 100% (for Target performance) to 175% of the Annual Target Award (for any Performance Level at or above Maximum performance). Provided that the actual SVA is above Threshold, if actual SVA for a Performance Year is between two Performance Levels, the Performance Level and Payout Percentage for that Performance Year shall be interpolated on a straight-line basis for prorata performance achievement between Threshold and Target and between Target and Maximum. If the actual SVA is $0 or less for the Performance Year, the Payout Percentage applicable to the Annual Target Award will be zero.

Performance Levels and Payout Percentage

	Performance Level (% of Cycle-Adjusted Target SVA)	Payout Percentage (% of Annual Target Award)
Threshold	90%	0%
Target	100%	100%
Maximum	125%	175%

V.	Determination of Final Performance Percentage. After the Payout Percentage for each Performance Year has been determined by the Committee in accordance with Sections III and IV above, the sum of the Payout Percentages as so determined for each Performance Year shall be divided by five to determine the final Performance Percentage for the Performance Period (“Final Performance Percentage”).
VI.	Determination of Number of Shares. The number of shares of Common Stock that you may become entitled to receive under the award, subject to your continued employment with the Company and its Subsidiaries through October 27, 2030, shall be calculated by multiplying (A) the total target number of PSUs granted to you under these Terms by (B) the Final Performance Percentage, provided that any fractional share shall be rounded down to the nearest whole share and any such fractional share resulting from such calculation shall be forfeited.
VII.	Qualified Termination; Disability; Death. Except as provided under Section VIII, if your employment with the Company and its Subsidiaries terminates due to a Qualified Termination, Disability or death, in each case prior to October 27, 2030, you shall be eligible to vest in a prorated portion of the PSUs, calculated as follows:

A.	For purposes of calculating the PSUs for which you are eligible to vest, the Performance Period shall be deemed to end on the earlier of (i) the last day of the Performance Year in which such termination of employment occurs, or (ii) the date of the Change of Control if such Change of Control occurs following such termination of employment and before the last day of the Performance Year (such date, the applicable “Vesting Date” for purposes of section (2)A of the Terms).
B.	The Payout Percentage for each Performance Year shall be determined based on the Company’s SVA for such Performance Year, as determined by the Committee, in accordance with Section IV above (or Section VIII.A(i), if applicable).
C.	The number of shares of Common Stock that you may become entitled to receive under the award shall be calculated by determining the sum of:
(i)	For each Performance Year fully completed before such termination of employment, (1) the number of PSUs equal to the Annual Target Award, multiplied by, (2) the Payout Percentage (as calculated under Sections VII.A and VII.B above) for each respective Performance Year; and
(ii)	For the Performance Year in which such termination of employment occurs, (1) the number of PSUs equal to the Annual Target Award, multiplied by, (2) the Payout Percentage for the Performance Year in which the termination of employment occurred (as calculated under Sections VII.A and VII.B above or, if a Change of Control occurs, as calculated under Section VIII.A(i)(2) below) by, (3) a fraction, the numerator of which is the number of full months of employment with the Company and its Subsidiaries during the Performance Year in which such termination of employment occurred and the denominator of which is 12. For the avoidance of doubt, any PSUs attributable to an Annual Target Award for a Performance Year commencing after termination of employment will be forfeited.

Any fractional share resulting from the calculation above in this Section VII shall be rounded down to the nearest whole share and any such fractional share shall be forfeited.

For illustrative purposes only, if your Qualified Termination is April 28, 2029 (i.e., six months into the 2029 Performance Year), the Payout Percentage for each of the Performance Years ending in 2026, 2027, and 2028 would be used to calculate the number of shares of Common Stock that you may become entitled to receive under Section VII.C(i) above, the Payout Percentage for the Performance Year ending in 2029 would be used to calculate the prorated number of shares of Common Stock that you may become entitled to receive under Section VII.C(ii) above, and the remaining PSUs will be forfeited.

VIII.	Change of Control.
A.	In the event that a Change of Control occurs during your employment with the Company and its Subsidiaries and prior to the end of the Performance Period, the PSUs shall vest solely based on your continued employment with the Company and its Subsidiaries (or its successor) during the Performance Period (except as provided in Section VIII.B or VIII.C below), provided that performance shall be measured as follows:
(i)	The Final Performance Percentage shall be calculated based on (1) the Payout Percentage for any completed Performance Years prior to the Change of Control, as calculated under Sections VII.A and VII.B above, and (2) for any Performance Years that have not been completed (including any Performance Year that has not yet commenced) prior to the Change of Control, the greater of (x) the average of the actual Payout Percentages for completed Performance Years prior to a Change of Control or (y) the target Performance Level (i.e., 100%). Notwithstanding the foregoing, if the Change of Control occurs after the completion of two quarters for the Performance Year in which the Change of Control occurs, the Payout Percentage for such Performance Year shall be the greater of (x) the average of the actual Payout Percentages for completed Performance Years prior to a Change of Control or (y) projected performance for the Performance Year, as determined by the Committee, based on actual performance during the completed portion of the Performance Year. The sum of the Payout

Percentages as so determined for each Performance Year in accordance with this Section VIII.A(i) shall be divided by five to determine the Final Performance Percentage for the Performance Period.
(ii)	The number of shares of Common Stock that you may become entitled to receive under the award shall be calculated by multiplying (1) the total target number of PSUs granted to you under these Terms by (2) the Final Performance Percentage as calculated under Section VIII.A(i) above, provided that any fractional share shall be rounded down to the nearest whole share and any such fractional share resulting from such calculation shall be forfeited.
B.	In the event that your employment with the Company and its Subsidiaries is terminated upon or within 24 months following a Change of Control by reason of a Qualified Change of Control Termination, the date of such termination shall be deemed the “Vesting Date” for purposes of section (2)A of the Terms, and you shall receive a number of shares of Common Stock as calculated under Section VIII.A above.
C.	In the event that PSUs are not substituted, continued or replaced in connection with a Change of Control that occurs during your employment with the Company and its Subsidiaries and prior to the end of the Performance Period, the date of the Change of Control shall be deemed the “Vesting Date” for purposes of section (2)A of the Terms, and you shall receive a number of shares of Common Stock as calculated under Section VIII.A above.
D.	In the event that your employment with the Company and its Subsidiaries is terminated upon or within 24 months following a Change of Control by reason of a Qualified Termination (other than a Qualified Change of Control Termination), Disability or death, the date of such termination shall be deemed the “Vesting Date” for purposes of section (2)A of the Terms, and you shall receive a number of shares of Common Stock as calculated under Section VII.C above. For the avoidance of doubt, notwithstanding the calculation under Section VIII.A in connection with the Change of Control, upon your termination of employment with the Company and its Subsidiaries upon or within 24 months following a Change of Control by reason of a Qualified Termination (other than a Qualified Change of Control Termination), Disability or death, the vested PSUs will be recalculated in accordance with Section VII.C above and you shall receive the number of shares of Common Stock calculated in accordance with Section VII.C.
IX.	Adjustments. The Committee shall determine in its sole discretion, in order to prevent the dilution or enlargement of your rights under this award, that adjustments to the SVA Performance Levels or actual performance are appropriate in the event of a material change in the facts or circumstances underlying the assumptions made in setting the goals for the PSUs. Examples of material changes include, but are not limited to, (a) the impact of tariffs, foreign currency fluctuations, or changes in inflation rates, (b) the impact of mergers, acquisitions, joint ventures, or divestitures, (c) the impact of reorganizations and restructuring programs, (d) the impact of any stock split, stock dividend, recapitalization or other similar events affecting the shares of Common Stock without the Company’s receipt of consideration, (e) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (f) asset impairments or write-downs, or (g) litigation and governmental investigation expenses and judgments, verdicts and settlements in connection therewith.
X.	Definitions.
A.	“Actual Net Sales” for a Performance Year means the aggregate actual net sales of the Equipment Operations for such fiscal year as reported in the Company’s external annual financial statements, adjusted to exclude the impact of foreign currency valuation changes.
B.	“Average Assets” means the average Identifiable Operating Assets of an Equipment Operations segment.
C.	“Cause” means (i) your willful and continued failure to substantially perform your duties with the Company or a Subsidiary (other than any such failure resulting from Disability or occurring after issuance by you of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Company or any Subsidiary believes that you have willfully failed to substantially perform your duties, and after you have failed to resume substantial performance of your duties on a continuous basis within 30 calendar days of receiving such demand; (ii) your willfully engaging in conduct (other than conduct covered under (i) above) which is demonstrably and materially injurious to the Company or any Subsidiary, monetarily or otherwise; or (iii) your having been convicted of, or having entered a plea of nolo contendere to, a felony. For purposes of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interests of the Company and its Subsidiaries.
D.	“Cost of Capital” means the annual pretax cost of assets for an Equipment Operations segment of 12%, which approximates its cost of capital.
E.	“Disability” shall have the meaning assigned to it under the John Deere Long-Term Disability Plan for Salaried Employees or any successor or similar plan of the Company or its Subsidiaries, or if there is no such plan, Disability shall be determined by the Company (or the applicable Subsidiary) in its sole discretion, subject to compliance with applicable law.
F.	“Equipment Operations” means the Production and Precision Agriculture, Small Agriculture and Turf, and Construction and Forestry business segments of the Company.
G.	“Good Reason” means, without your express written consent, the occurrence of any one or more of the following:
(i)	The assignment of you to duties materially inconsistent with your authorities, duties, or responsibilities (including reporting requirements) as an employee of the Company or any Subsidiary, or a reduction or alteration in the nature or status of your authorities, duties, or responsibilities;
(ii)	The Company or any Subsidiary requiring you to be based at a location which is at least 50 miles further from the current primary residence than is such residence from the location at which you were required to work primarily, except for required travel on the Company’s or any Subsidiary’s business to an extent substantially consistent with your business obligations; or
(iii)	A material reduction by the Company or any Subsidiary in your annual base salary or target annual bonus.

In order to constitute Good Reason, (1) you must provide written Notice of Termination to the Company (or the applicable Subsidiary) of the termination with Good Reason within 60 days after the event constituting Good Reason, which notice shall specify the grounds for the proposed termination, (2) the Company (or the applicable Subsidiary) shall be given 60 days to cure such event, and (3) if the Company (or the applicable Subsidiary) does not cure such event within such 60-day period or notifies you that it will not cure such event, then you may terminate your employment with Good Reason, provided that you do so within 30 days following the end of the cure period or the date that you receive such notice from the Company (or the applicable Subsidiary).

H.	“Identifiable Operating Assets” means assets managed by an Equipment Operations segment, excluding goodwill, retirement benefits, deferred income tax assets, marketable securities, and cash and cash equivalents.
I.	“Notice of Termination” means a written notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment with the Company and its Subsidiaries under the provision so indicated.
J.	“Operating Profit” means the income generated from continuing operations of an Equipment Operations segment, before corporate expenses, certain external interest expenses, certain foreign exchange gains and losses, and income taxes.

K.	“Qualified Change of Control Termination” means, your termination by the Company and its Subsidiaries without Cause or your resignation due to a CoC Good Reason, in each case on or after a Change of Control, other than due to your death or Disability. For this purpose, a CoC Good Reason means, without your express written consent, the occurrence of any one or more of the following:
(i)	The assignment of you to duties materially inconsistent with your authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company (or the applicable Subsidiary), or a reduction or alteration in the nature or status of your authorities, duties, or responsibilities from the greater of (1) those in effect during the fiscal year immediately preceding the year of the Change of Control; or (2) those in effect immediately preceding the Change of Control;
(ii)	The Company or any Subsidiary requiring you to be based at a location which is at least 50 miles further from the current primary residence than is such residence from the location at which you were required to work primarily, except for required travel on the Company’s or any Subsidiary’s business to an extent substantially consistent with your business obligations in effect immediately preceding the Change of Control;
(iii)	A reduction by the Company or any Subsidiary in your annual base salary as in effect immediately preceding the Change of Control or as the same shall be increased from time to time;
(iv)	A material reduction in your level of participation in any of the Company’s or any Subsidiary’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which you participates from the levels in place during the fiscal year immediately preceding the Change of Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “CoC Good Reason” if your reduced level of participation in each such program remains substantially consistent with the average level of participation of other participants who have positions commensurate with your position;
(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement; or
(vi)	Any involuntary termination of your employment that is not affected pursuant to a Notice of Termination.

The existence of CoC Good Reason shall not be affected by your temporary incapacity due to physical or mental illness not constituting a Disability.

In order to constitute CoC Good Reason, (1) you must provide written Notice of Termination to the Company (or the applicable Subsidiary) of the termination with CoC Good Reason within 60 days after the event constituting CoC Good Reason, which notice shall specify the grounds for the proposed termination, (2) the Company (or the applicable Subsidiary) shall be given 60 days to cure such event, and (3) if the Company (or the applicable Subsidiary) does not cure such event within such 60-day period or notifies you that it will not cure such event, then you may terminate your employment with CoC Good Reason, provided that you do so within 30 days following the end of the cure period or the date that you receive such notice from the Company (or the applicable Subsidiary).

L.	“Retirement” shall mean your voluntary termination of employment with the Company and its Subsidiaries, other than on account of death or Disability, (i) following your attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (ii) following your attainment of age 55 and completion of 10 years of service with the Company or a Subsidiary.
M.	“SVA” means the sum of (i) Operating Profit, less (ii) the product of (x) Average Assets, multiplied by (y) Cost of Capital, for the Company’s three Equipment Operations segments. SVA measures earnings of the Equipment Operations segments in excess of their Cost of Capital, or the pretax operating profit left over after subtracting the Cost of Capital. The Cost of Capital is deducted from the Operating Profit or added to the operating loss of each segment to determine the amount of SVA.

ADDENDUM A to THE PSU TERMS AND CONDITIONS

Additional Terms and Conditions for German Participants

This Addendum A includes additional terms and conditions that govern the PSUs granted to you if you work and/or reside in Germany.

This Addendum A also includes information regarding securities, exchange control, tax and certain other issues which you should be aware of with respect to your participation in the Plan.  The information is based on the securities, exchange control, tax and other laws in effect as of January 1, 2026.  Such laws are often complex and change frequently.  In addition, this Addendum A is general in nature and may not apply to your particular situation.  Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.

Capitalized terms used in these Additional Terms and Conditions for German Participants (these “Additional Terms and Conditions”) but not defined herein are defined in the Plan or the Terms and Conditions (the “Terms”) and have the meanings set forth therein.

1.No Acquired Rights.  In consideration of the award of the PSUs granted pursuant to the Terms, you agree to be bound by the obligations in these Additional Terms and Conditions and acknowledge that:
(a)The Plan is established voluntarily by the Company (as defined in the Terms), the grant of awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Committee at any time.  All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.
(b)The grant of the PSUs under the Plan is discretionary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of them, even if equity awards have been granted repeatedly in the past.
(c)You are voluntarily participating in the Plan.
(d)The PSUs and any shares of Common Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary and which are outside the scope of your employment contract, if any.
(e)The PSUs and any shares of Common Stock acquired under the Plan are not to be considered part of your normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation or termination payments, payment in lieu of notice, redundancy payments, end of service payments, bonuses, long-term service awards, pension or retirement benefits, welfare benefits, holiday pay, or similar payments.
(f)The PSUs and the shares of Common Stock acquired under the Plan are not intended to replace any pension rights or compensation.
(g)The grant of the PSUs and your participation in the Plan will not be interpreted to form an employment contract or other working relationship with the Company or any Subsidiary.
(h)The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.  If you vest in the PSUs and acquire shares of Common Stock, the value of the acquired shares may increase or decrease.

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(i)You understand that neither the Company nor any Subsidiary is responsible for any foreign exchange fluctuations between the United States Dollar and your local currency that may affect the value of the PSUs or the shares of Common Stock.
(j)In consideration of the grant of the PSUs, you shall have no rights, claims or entitlements to compensation or damages from the forfeiture of the PSUs or diminution in the value of the PSUs or any of the shares of Common Stock issuable under the PSUs as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local labor law) or notice to terminate employment having been given by either you or any Subsidiary, and you irrevocably release the Company and any Subsidiary from any such rights, entitlement or claim that may arise.  If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Terms, you shall be deemed to have irrevocably waived your entitlement to pursue such rights or claim.
2.Withholding Taxes; Responsibility for Taxes.  The following provisions supplement section (9) of the Terms:

“If shares of Common Stock are withheld to cover the obligations for Withholding Taxes, then for tax purposes you will be deemed to have been issued the full number of shares with respect to the related PSUs notwithstanding that a number of shares are held back for purposes of paying Withholding Taxes.  You acknowledge that regardless of any action the Company or any Subsidiary employing you (the “Employer”) takes, the ultimate liability for all Taxes is and remains your responsibility and may exceed the amount withheld by the Company or the Employer.  You further agree that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the PSUs, including the grant or vesting of the PSUs or the issuance or transfer of shares of Common Stock under the Terms, and the subsequent sale of any acquired shares; and (ii) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for any Taxes.  Further, if you are subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Withholding Taxes (if any) in more than one jurisdiction.

You acknowledge that for purposes of the PSUs, the Company or the Employer are entitled to withhold Withholding Taxes in the course of the grant or vesting of the PSUs or the issuance or transfer of shares of Common Stock under the PSUs and from any other payment made to you and report and pay such Withholding Taxes to the tax authorities.

In the event that the Company, or, as the case may be, any Employer is unable to withhold the full applicable Withholding Taxes (e.g., if the respective other remuneration is not sufficient), you shall be required to pay to the Company, or, as the case may be, to the Employer any amounts required in order for the Company and/or the Employer to be able to meet its withholding obligations with respect to Withholding Taxes.  In the event you do not pay the appropriate amount of such Withholding Taxes, the Company reserves the right to stop the transfer or delivery of shares of Common Stock to you until the full amount of Withholding Taxes has been recovered from you by the Company or the Employer as the case may be.  You shall reimburse and indemnify the Company or the Employer from any liabilities in this regard.

To the extent no withholding of Withholding Taxes takes place, you will be responsible for reporting and, if applicable, timely remitting Taxes due to the appropriate tax authorities with regard to the grant or vesting of the PSUs or the issuance or transfer of shares of Common Stock under the PSUs.”

3.Foreign Asset/Account and Tax Reporting Requirements; Exchange Controls.  You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the PSUs, the acquisition, holding and/or issuance or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) from your participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan.  You may be required to report such assets, accounts, account balances, any cross-border transactions, and/or related transactions to the applicable authorities in your country and you may be required to report any acquisition or sale of shares of Common Stock and any taxable income attributable to the PSUs to the applicable tax authority or other authority in your country (including on your annual tax return, if applicable).  You may also be required to repatriate sales proceeds

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or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain period of time after receipt.  You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements and should consult your own personal tax and legal advisors, as applicable, on these matters.
4.Insider Trading Restrictions/Market Abuse Laws.  You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock under the Plan during such times when you are considered to have “inside information” regarding the Company (as defined by the laws in your country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You further acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to consult your personal advisor on this matter.
5.Data Protection.
(a)In order to facilitate your participation in the Plan and the administration of this grant, it will be necessary for contractual, legitimate interest and legal purposes for the Company (and any Subsidiary and payroll administrators) to collect, hold and process certain personal data and, where required for legal purposes with your freely given consent or for employment law purposes, any special category personal data about you.  Such personal data includes, without limitation, your name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of this grant and other awards granted, cancelled, exercised, vested, unvested or outstanding and Common Stock held by you.  You hereby acknowledge and agree to the Company (and any Subsidiary and payroll administrators) collecting, holding and processing your personal data and transferring this data (in electronic or other form) by and among, as applicable, the Company and any Subsidiary, and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and this grant.  You understand that the Data Recipients will receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and this grant.  You understand that the data may be transferred to a broker or third party as may be selected by the Company in the future which is assisting the Company or any Subsidiary with the implementation, administration and management of the Plan.  You understand that the Data Recipients may be located in the United States or elsewhere, and that the Data Recipient’s country may have a different or lower standard of data privacy laws and protections than your country.
(b)The Data Recipients will treat your personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and this grant and will take reasonable measures to keep your personal data private, confidential, accurate and current.  You understand that the data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and for legal requirements thereafter.  You shall notify the Company of any changes to your personal data.
(c)You understand that you may, at any time, exercise the rights granted to you by the Data Protection Laws (as defined below) and other applicable data protection laws including the right to make a request to access or be provided with a copy of your personal data, request additional information about the storage and processing of the data, request that the personal data is restricted or otherwise object to its processing by the Company and its Subsidiaries, require any necessary corrections to it or withdraw any consents provided by you in writing by contacting the Company and that these rights are subject to legal restrictions.  You acknowledge that without the Company’s and its Subsidiary’s use of such data it may not be practicable for the Company and its Subsidiaries to administer your involvement in the Plan in a timely fashion or at all and this may be detrimental to you and may result in the possible exclusion of you from continued participation with respect to this grant or any future awards under the Plan.  You are referred to the privacy or other notice provided by the employing affiliate for further information about the processing of your personal data and rights under applicable data protection laws.
(d)For the purpose of this section 5, “Data Protection Laws” means any law, enactment, regulation or order concerning the processing of personal data, including the German Federal Data Protection Act (the “DPA”), the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), and any subordinate legislation implemented in connection with the DPA and/or GDPR, and any law that is intended to supplement, amend or

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replace the foregoing together with any other applicable law in any jurisdiction that regulates the collection, protection or processing of personal data as may come into effect from time to time.
(e)To the extent that the Deere Group Binding Corporate Rules apply and include provisions comparable to the provisions of this section 5, such provisions of the Deere Group Binding Corporate Rules shall apply instead of the comparable provisions of this section 5

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